UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2005

CELERITEK, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation)	0-23576 (Commission File Number)	77-0057484 (IRS Employer Identification No.)

3236 Scott Boulevard
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

(408) 986-5060
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On March 7, 2005, Celeritek, Inc. (the “Company”) received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the 30 consecutive trading days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on Nasdaq pursuant to Nasdaq Marketplace Rule 4450(a)(5). The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until September 6, 2005, to regain compliance with the minimum bid price requirement. Compliance will be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten (10) consecutive trading days prior to September 6, 2005.

     If the Company does not regain compliance with the Marketplace Rules by September 6, 2005, Nasdaq will provide notice that the Company’s common stock will be delisted from the Nasdaq National Market. In the event of such notification, the Company would have an opportunity to appeal Nasdaq’s determination or to apply to transfer its common stock to The Nasdaq SmallCap Market. If the Company meets the requirements for initial inclusion as set forth in Marketplace Rule 4310(c) (other than the minimum bid price requirement), and the Company’s application to The Nasdaq SmallCap Market is approved, it will be afforded the remainder of The Nasdaq Stock Market’s second 180 calendar day compliance period to regain compliance while on The Nasdaq SmallCap Market.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERITEK, INC.
	By:	/s/ Margaret E. Smith
Margaret E. Smith
Date: March 10, 2005		Vice President, Finance and Chief Financial Officer